UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017 (February 22, 2017)

CCA Industries, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31643	04-2795439
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 CHALLENGER RD, SUITE 340 RIDGEFIELD PARK, NEW JERSEY	07660
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (201) 935-3232

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2017, the Company entered into a Severance Agreement (the “Agreement”) with Douglas Haas, the Company’s President and Chief Operating Officer (the “Executive”).

Under the Agreement, if the Company terminates the Executive’s employment for Cause (as defined in the Agreement) or the Executive terminates his employment other than for Good Reason (as defined in the Agreement), he shall be entitled to receive all base salary and other benefits earned and accrued prior to the date of termination (“accrued payments”).  If the Company terminates the Executive without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive accrued payments and a single-sum payment of an amount equal to one times (a) the average of the base salary amounts paid to Executive over the three calendar years prior to the date of termination, (b) if less than three years have elapsed between February 22, 2017 and the date of termination, the highest base salary paid to the Executive in any calendar year prior to the date of termination, or (c) if less than twelve months have elapsed between February 22, 2017 and the date of termination, the highest base salary received in any month times twelve. In the event of a termination of employment without Cause or for Good Reason, the treatment of any unvested equity awards held by the Executive at the time of termination would be determined in the discretion of the Compensation Committee.

In addition, the Executive is entitled to certain benefits in connection with a Change of Control (as defined in the Agreement). If the Executive terminates employment with the Company at any point during the one-year period following the first anniversary of a Change of Control, that termination will be deemed a Good Reason termination. In the event of a termination pursuant to the foregoing sentence or, if during the one-year period following the Change of Control, the Company terminates the Executive’s employment without Cause (and other than due to death or disability) or the Executive terminates his employment for Good Reason, then in addition to the payments described in the foregoing paragraph, the Executive would be entitled to accelerated vesting of his unvested equity awards.

In the event of termination of the Agreement as a result of the disability or death of the Executive, the Executive (or his estate or beneficiaries) shall be entitled to receive (i) accrued payments, (ii) a single-sum payment in an amount equal to the Executive’s then current base salary, (iii) a single-sum payment in an amount equal to the highest bonus earned by the Executive in the one-year period preceding the termination, pro-rated for the number of days in the fiscal year preceding the termination, (iv) six months’ continuation of health benefits and (v) accelerated vesting of his unvested equity awards. The treatment of any outstanding performance-based long-term incentives held by the Executive at the time of termination would be determined in the discretion of the Compensation Committee.

Under the Agreement, the Executive has agreed to non-competition restrictions for a period of six months following the termination of his employment for any reason, during which period the Executive will be paid an amount equal to his base salary for a period of six months, and an amount equal to the pro rata share of any bonus attributable to the portion of the year completed prior to the date of termination.  The Executive has also agreed to confidentiality and non-solicitation restrictions under the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Severance Agreement, dated February 22, 2017, by and between CCA Industries, Inc. and Douglas Haas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 Dated:             February 28, 2017

CCA Industries, Inc. x

By: /s/  Stephen A. Heit
Stephen A. Heit
Chief Financial Officer